Exhibit 99.1

May 27, 2008	Edward Vallejo
Vice President, Investor Relations
T: 856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Director, Communications
T: 856-309-4546
maureen.duffy@amwater.com

American Water Announces Exercise of Over-Allotment Option

VOORHEES, N.J., May 27, 2008 – American Water Works Company, Inc. (NYSE: AWK), the largest investor-owned U.S. water and wastewater utility company, today announced that the underwriters of the company’s public offering have exercised their over-allotment option in part and purchased 5,173,300 additional shares of common stock. All of the shares in the public offering were offered by the selling stockholder, RWE Aqua Holdings GmbH, and proceeds from the offering went to RWE. At the completion of the offering, after giving effect to the exercise of the over-allotment option, RWE sold approximately 63.17 million shares.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission. A copy of the final prospectus may be obtained by contacting any of the following:

•	Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, NY 10004, facsimile +1 212 902 9316, e-mail prospectus-ny@ny.email.gs.com.

•	Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, telephone +1 718 765 6732.

•	Merrill Lynch & Co., Attention: Prospectus Department, 4 World Financial Center, 5th Floor, New York, NY 10080, telephone +1 212 449 1000.

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You may also obtain the final prospectus on the Securities and Exchange Commission’s website at http://www.sec.gov.

About American Water

Founded in 1886, American Water is the largest investor-owned U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs nearly 7,000 dedicated professionals who provide drinking water, wastewater and other related services to approximately 15.6 million people in 32 states and Ontario, Canada.

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